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                                                    EXHIBIT 11
                                                AGEMARK CORPORATION

                               STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                                                      SIX MONTHS ENDED
                                                             THREE MONTHS ENDED MARCH 31,                 MARCH 31,
                                                            ------------------------------------------------------------------
                                                                2000              1999             2000              1999
                                                            --------------   --------------   --------------    --------------

Weighted average common shares actually outstanding              1,000,000        1,000,000         1,000,000        1,000,000

January 1, 1999 at $1.10 per share                                                  166,666                            166,666
January 1, 1999 at $1.00 per share                                                   43,750                             43,750
                                                                                 ----------                         ----------
Total shares subject to options                                                     210,416                            210,416

Total assumed proceeds of exercise                                              $   227,083                         $  227,083

Number of shares assumed purchased at 5.97/share(1)                                  38,037                             38,037

Net shares assumed issued at January 1, 1999                                        172,379                            172,379

Net shares assumed issued prior to the period
attributable to stock options issued prior to the
period                                                             187,987                            187,987

Stock options issued November 10, 1999
At $1.00 per share                                                   5,000                              5,000
Assumed proceeds of exercise                                   $     5,000                              5,000

Number of shares assumed purchased at 5.97/share(1)                    838                                838

Net shares assumed issued at December 1, 1999                        4,162                              4,162

Net shares attributable to options ceded during the
period
     Quarter ended 12/31/99                                           -405                               -405
     Quarter ended 3/31/00                                          -1,399                             -1,399

Stock options issued December 22, 1999
At $1.00 per share                                                   3,000                              3,000
Assumed proceeds of exercise                                   $     3,000                         $    3,000

Number of shares assumed purchased at 5.97 / share (1)                 503                                503

Net shares assumed issued at January 1, 2000                         2,497                              2,497

Weighted average common shares assumed outstanding for
period                                                           1,192,843        1,172,379         1,190,906        1,086,189

---------------------
(1) There is no market for the Company's shares. For computational purposes the value assumed is the September 30, 1998 book value per share.
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